Exhibit 99.1

Wednesday May 17
Company Press Release

Inacom Confirms Restatement Periods; Announces Exploration of Strategic Alternatives ATLANTA, May 17 /PRNewswire/ -- Inacom Corp. (NYSE) announced today that it will be restating its financial results for the first three fiscal quarters of 1999 and for each of its 1998 fiscal quarters. The restatements are principally to recognize in those periods a portion of the previously announced special charge to increase accounts receivable reserves. As previously announced, the accounts receivable at issue primarily relate to the Company's former product customization and logistics operations that were sold to Compaq Computer Corporation on February 16, 2000.

The Company anticipates that it will record charges in addition to those previously announced of at least $25 million to further increase accounts receivable reserves and to properly record liabilities. The Company believes it is likely that certain of these additional charges will relate to prior fiscal quarters. The Company is currently working with its auditors to complete the restatements of previously reported financial results.

The Company will report its restated financial results upon the final determination of those amounts by the Company and its auditors. Thereafter, the Company will file its 1999 Annual Report on Form 10-K, its amended Forms 8-K (originally filed March 4, 1999 and March 2, 2000), and the applicable amended Form 10-Qs. At this time the Company cannot determine with certainty when such filings will be completed; however, such filings are not expected to be completed before June 30, 2000. Until all 1998 and 1999 financial results have been finalized, the Company will be unable to prepare the financial results for the first quarter ended March 25, 2000. The Company also announced that operating results have been below expectations; as a result, it has been experiencing cash flow shortages. The Company is continuing its efforts to reduce operating expenses and seek alternative financing sources, and has decided to explore possible strategic alternatives, including a sale of certain assets and/or a potential sale of the Company. The Company has retained The Blackstone Group L.P. to act as advisors in this process. No assurance can be given as to whether any of the various options being considered will be successfully implemented.

About Inacom

     Inacom Corp. is an e-Business infrastructure solutions company. The Company offers desktop outsourcing services to support the information technology (IT) infrastructure utility and services to enable business-to- business e-solutions.

Forward Looking Statement

This press release contains certain forward-looking statements based on certain assumptions and information currently available to management. Such statements are subject to various risks and uncertainties, including those described in the Company's 1998 Annual Report on Form 10K that could cause actual results to differ materially from the results discussed herein.